Exhibit 5.1

March 18, 2004

Capital Automotive REIT
8270 Greensboro Drive, Suite 950
McLean, Virginia 22102

Re:	Capital Automotive REIT Registration Statement on Form S-3 Underwritten Public Offering of up to $143,750,000 Aggregate Principal Amount 6.75% Notes due 2019

Ladies and Gentlemen:

     We have acted as counsel to Capital Automotive REIT, a Maryland real estate investment trust (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a prospectus supplement to the prospectus contained in the registration statement on Form S-3, No. 333-106445 (collectively, the “Registration Statement”), which was declared effective on July 3, 2003. The prospectus supplement and prospectus together are herein referred to as the “Prospectus.” The Prospectus relates to the issuance and sale by the Company of up to $143,750,000 aggregate principal amount of its 6.75% Monthly Income Notes due 2019 (the “Notes”), pursuant to the terms of an underwriting agreement dated as of March 18, 2004 by and among the Company, Capital Automotive L.P., a Delaware limited partnership, and the several underwriters named therein (the “Underwriting Agreement”). The Notes will be governed by both the First Supplemental Trust Indenture, to be entered into by and between the Company and Wells Fargo Bank, National Association (the “Trustee”) and the Indenture, to be entered into by and between the Company and the Trustee (collectively, the “Indenture”).

     For the purposes of this opinion, we have examined copies of the following documents:

1.	the Prospectus;

2.	the Registration Statement;

3.	a form of the Indenture;

4.	the Declaration of Trust of the Company (the “Declaration of Trust”), as amended, restated or supplemented, as certified by the Maryland State

Capital Automotive REIT
March 18, 2004

     Department of Assessments and Taxation on March 12, 2004 and as certified to us by the Senior Vice President, General Counsel and Secretary of the Company as being in effect as of the date hereof;

5.	the Bylaws of the Company (the “Bylaws”), as amended, restated or supplemented, as certified to us by the Senior Vice President, General Counsel and Secretary of the Company as being in effect as of the date hereof;

6.	the Resolutions of the Board of Trustees of the Company dated June 20, 2003 and October 28, 2003 and of the Pricing Committee of the Board of Trustees of the Company dated March 18, 2004, as certified to us by the Senior Vice President, General Counsel and Secretary of the Company as being in effect as of the date hereof (the “Resolutions”);

7.	a certificate of an officer of the Company dated as of the date hereof; and

8.	such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

     In connection with the opinions expressed below, we have assumed that, at and prior to the time of the sale and delivery of Notes pursuant to the Registration Statement, (i) the Resolutions have not been amended, modified or rescinded, (ii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, (iii) the Indenture has been executed and delivered by the Company and duly countersigned or authenticated by the Trustee, and (iv) there has not occurred any change in law materially adversely affecting the power of the Company to offer and sell the Notes or the validity of the Notes. We have also assumed that the offering, sale and delivery of Notes will not, at the time of such offering, sale and delivery, violate or conflict with (1) the Declaration of Trust, as then amended, restated and supplemented, or Bylaws, as then amended, restated and supplemented, of the Company, (2) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a

Capital Automotive REIT
March 18, 2004

party or by which the Company is then bound, or (3) any law or regulation or any decree, judgment or order then applicable to the Company.

     Based upon the foregoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that the Notes will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms when duly executed and delivered by the Company against payment therefor and countersigned or authenticated by the Trustee in accordance with the Indenture and delivered to and paid for by the purchasers of the Notes in the manner contemplated by the Underwriting Agreement.

     This opinion is limited to the laws of the United States, Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, and New York contract law (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York), in each case excluding choice of law provisions thereof. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. We express no opinion as to compliance with any state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. This opinion has been prepared solely for your use in connection with the filing of the Prospectus that forms a part of the Registration Statement, and should not be quoted in whole or in part or otherwise referred to, nor should it otherwise be filed with or furnished to, any governmental agency or other person or entity, without our express prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Act”), or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ SHAW PITTMAN LLP

SHAW PITTMAN LLP